Exhibit 5.1

1000 Wilshire Boulevard Suite 1500 Los Angeles, CA 90017 213.891.0700 Phone 213.896.0400 Fax

March 26, 2018

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549-1004

Re:	OP Bancorp Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to OP Bancorp, a California corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended, relating to the registration of 2,300,000 shares of the Company’s common stock, no par value (the “Shares”), which will be issued and sold by the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Articles of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. Further, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. Our opinion is expressed only with respect to the laws of the State of California.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, and related prospectus, will be validly issued, fully paid, and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. We further consent to the incorporation by reference of this opinion letter and consent into any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

BUCHALTER

/s/ Buchalter